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                                                                  Exhibit (b)(4)


     Commitment Letter, dated November 9, 1998, from Wachovia Bank, N.A., to Roanoke Electric Steel Corporation.
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November 9, 1998

Roanoke Electric Steel Corporation
102 Westside Boulevard
Roanoke, Virginia 24017
Attention:  Mr. John E. Morris
            Vice President - Finance

Gentlemen:

     Reference is made to that certain letter dated November 5, 1998 from First Union National Bank to Roanoke Electric Steel Corporation, a copy of which is attached hereto as Exhibit A (the "First Union Commitment"). Unless otherwise defined herein, capitalized terms used in this letter which are defined in the First Union Commitment shall have the meaning set forth therein.

     Based upon and subject to the terms and conditions set forth below and in the Term Sheet (as modified herein), Wachovia is pleased to confirm its commitment (this "Wachovia Commitment") to provide up to $7.5 million of the revolving credit facility and up to $37.5 million of the term loan facility. Wachovia's obligations hereunder are subject to (i) the Company's written acceptance of this commitment letter, (ii) the completion of a definitive credit agreement and related documentation for the Facilities, customary for transactions of this type, in form and substance satisfactory to Wachovia, (iii) completion of all documentation relating to the Steel Acquisition including the Acquisition Documents in form and substance reasonably satisfactory to Wachovia;
(iv) compliance with all applicable laws and regulations (including compliance of the Wachovia commitment and the transactions described herein with all applicable federal banking laws, rules and regulations), (v) the absence of any material adverse condition or change in the financial or capital markets prior to the execution of such definitive credit documentation, (vi) the receipt by the Company of commitments from other Lenders acceptable to Wachovia for the entire amount of the Facilities not committed for by Wachovia, and (vii) the satisfaction, in Wachovia's discretion, of all other conditions described herein, in the Term Sheet (as modified herein) and in such definitive documentation.

     By executing this letter, the Company agrees to indemnify and hold harmless Wachovia and each director, officer, employee, attorney and affiliate of Wachovia (each such person or entity referred to hereinafter as a "Indemnified Person") from any losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) to which any Indemnified Person may become liable to any third party, insofar as such losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) arise out of, in any way relate to, or result from, this letter, the Facilities or the transactions contemplated hereby and thereby and to reimburse upon demand each Indemnified Person for any and all legal and other
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expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, cost, damage, expense or inquiry or investigation with respect thereto; provided that the Company shall have no obligation under this indemnity provision for liabilities resulting from the gross negligence or willful misconduct of any Indemnified Person. The foregoing provisions of this paragraph shall be in addition to any right that Indemnified Person shall have at common law or otherwise. No Indemnified Person shall be responsible or liable for consequential damages which may be alleged as a result of this letter or any of the transactions referred to herein. The provisions of this paragraph shall remain in full force and effect until the definite documentation shall be executed and delivered and notwithstanding the termination of this letter or the commitment of Wachovia hereunder or the failure of the Facilities or either of them, to close.

     The Term Sheet, as attached to the First Union Commitment shall be amended as follows:

     1. The reference to "First Union" in the last line of the paragraph entitled "Guarantors" shall be changed to "the Lenders".

     2. The paragraph entitled "Upfront Fee" shall be amended and restated to read in its entirety as follows: "The Company will pay to First Union, for the ratable benefit of each of the Lenders, an Upfront Fee equal to 25 basis points on the aggregate amount of the Facilities; payable at closing. The Upfront Fee will be fully earned and non-refundable once paid.

     3. The paragraph entitled "Interest Rate Protection" shall be amended to provide that the reference to "First Union" in the second line of said paragraph shall be replaced by the phrase "one or more of the Lenders"; and the references to "First Union" in the third line of said paragraph shall be replaced with the phrase "the Lenders".

     4. The paragraph entitled "Expenses" shall be amended to add after the term "First Union" the phrase "and the Lenders".

     5. The paragraph entitled "Voting Rights" shall be amended to provide that Lenders representing 100% of the commitments and/or loans shall be required for any changes or releases in or to any collateral, except for the automatic release referenced in the Security section of the Term Sheet, or the release of any Guarantor.

     The Company further agrees that Wachovia and its affiliates will be afforded an opportunity to offer proposals to provide (i) any interest rate caps, currency swaps and other hedging transactions to be entered into by the Company, any of its subsidiaries, or any of their respective affiliates and (ii) cash management, funds transfer, trade, corporate trust and securities services to be obtained by the Company, any of its subsidiaries or their respective affiliates.

     The Company shall reimburse Wachovia from time to time on demand for all reasonable out-of-pocket fees and other expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel to Wachovia) incurred in connection with the
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Facilities, including the preparation and/or review of definitive documentation for the Facilities and the transactions contemplated hereby.

     The Wachovia Commitment shall terminate at 5:00 p.m. (Roanoke, Virginia time) on November 13,1998, unless the Wachovia Commitment is accepted by the Company in writing prior to such time and, if accepted prior to such time, shall expire at the earlier of (i) consummation of the Steel Acquisition or another transaction or series of transactions in which the Company acquires all or a substantial portion of the stock or assets of Steel of West Virginia, (ii) termination of the Acquisition Documents regarding the Steel Acquisition, (iii) the occurrence of any event that has, or could be expected to have, a material adverse effect on the business, properties, operations or conditions (financial or otherwise) of the Company or any of its subsidiaries or Steel of West Virginia, and (iv) 5:00 p.m. (Roanoke, Virginia time) on February 28, 1999, if the closing of the Steel Acquisition and the Facilities shall not have occurred by such time.

     The Wachovia Commitment and the Term Sheet (as modified herein) shall constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof. No party or person has been authorized by Wachovia to make any oral or written statements inconsistent with this letter. The Wachovia Commitment may not be assigned by the Company or relied upon by any person or entity (other than the Company) without the prior written consent of Wachovia.

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     This letter replaces and supersedes any and all earlier commitment letters delivered to the Company by Wachovia in connection with the proposed Steel Acquisition and all such earlier commitment letters are of no further force or effect.

                              Sincerely,

                              WACHOVIA BANK, N.A.



                              By:  /s/ Michael H. Trainor
                                 ----------------------------
                              Name:  Michael H. Trainor
                                   --------------------------
                              Title:  Vice President
                                    -------------------------


Agreed to and accepted this 9th
day of November, 1998.

ROANOKE ELECTRIC STEEL
CORPORATION



By: /s/ John E. Morris
   -----------------------------
Name:  John E. Morris
     ---------------------------
Title:  Vice President - Finance
      --------------------------